================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




         Date of Report (date of earliest event reported): June 12, 1998



                            D&E COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)




         Pennsylvania                    0-20709               23-2837108
(State or other jurisdiction          (Commission            (IRS Employer
       of incorporation)              File Number)       Identification Number)




Brossman Business Complex, 124 East Main Street, Ephrata, PA         17522
         (Address of principal executive offices)                  (ZIP Code)



        Registrant's telephone number, including area code: 717-733-4101

================================================================================

Item 5.  Other Events

         On June 12, 1998 D&E Investments, Inc. ("Investments") announced it has selected the Amnesty Option for the Lancaster, PA Basic Trading Area (BTA) C-Block License in the Federal Communication Commission's (FCC) Personal Communication Services (PCS) C-Block election notice.

         The FCC offered several alternatives for the partial or full return of PCS C-Block licenses. Under the terms of the option selected, the Company returned the full license spectrum in return for cancellation of $13.3 million of principal and interest financed by the FCC for the acquisition of the license.

         Returning spectrum does not effect current service or plans to continue to build out the PCS network. The Company has sufficient spectrum available through its joint venture with Omnipoint. The joint venture that markets its services under the name PCS One, was formed to design, build and market a PCS system in the Lancaster, Harrisburg, York-Hanover and Reading BTA's.

         The Company will continue to develop the business while reducing the future cash payment on the FCC loan. The return of the spectrum will require the Company to record an extraordinary loss of approximately $7.9 million net of tax effect. The second quarter results will include approximately $1.07 loss per share as a result of the transaction.

Item 7(c)      Exhibits


Exhibit
Number           Description

99.01 Press release dated June 12, 1998 regarding Registrant's return of FCC C-Block License to reduce debt by $13 million.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     D&E COMMUNICATIONS, INC.
                                     (Registrant)


Date: June 16, 1998             By:  /s/ W. Garth Sprecher
                                     -----------------------
                                         W. Garth Sprecher, Vice
                                         President and
                                         Corporate Secretary

                                  EXHIBIT INDEX




Exhibit                                                                Document
Number      Description                                                 Pages
------      -----------                                                 -----

99.01       Press release dated June 12, 1998 regarding Registrant's      4
            return of FCC C-Block License to reduce debt by $13 million.